Exhibit 10.1

January 14, 2022
Indrani Franchini
[**]

Dear Indrani,
I am pleased to offer you the position of EVP, Chief Legal Officer and Secretary with Alnylam Pharmaceuticals, Inc. (“Alnylam” or the “Company”) reporting to Yvonne Greenstreet, Alnylam’s Chief Executive Officer.
Base Salary
You will receive a bi-weekly salary of $22,307.69, equivalent to $580,000.00 annually. The Company currently has 26 pay periods annually, with payments made every other Friday (or on the preceding day in the event of a holiday). This position is exempt, and thus not eligible for overtime pay.
The Company conducts an annual performance and merit review process. It is expected that your first day of employment with Alnylam (“Start Date”), will be January 31, 2022, and that you will be subject to a performance and merit review in the review cycle for 2022.
Cash Sign-On Bonus
You will receive an initial one-time cash sign-on bonus of $190,000.00 on the first regularly scheduled pay period of your employment (“Sign-On Bonus”). In the event that you voluntarily terminate your employment with the Company or you are terminated by the Company for cause, as defined in the Company’s standard Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement (copy attached), within the first twenty-four (24) months from the Start Date, you will be required to repay the full gross amount of your Sign-On Bonus on the following scale: 0-12 months from the Start Date: 100% of the Sign-On Bonus; 13-24 months from the Start Date: 50% of the Sign-On Bonus. Such repayment will be required within thirty (30) days following your last day of employment with the Company and you agree that any such repayment amount may be deducted from monies owed to you by the Company, including your last regular paycheck or any discretionary bonus payments due, to the extent permitted by law. In the event the Company is unable to deduct the full gross amount from your last paycheck, you are required to fulfill your remaining repayment obligations within thirty (30) days following your last day of employment with Alnylam. By your acceptance to this letter, you confirm your obligations under this paragraph and consent to the Company making the deductions from your wages.
Annual Incentive Program
You will be eligible to participate in the Company’s Annual Incentive Program, as may be amended by the People, Culture and Compensation (“PC&C” OR “PCC”) Committee from time to time. Your incentive target will be 50% of your annual base salary and is subject to achievement of both the Company and your individual performance goals. Achievement of Company goals will be determined in the sole discretion of the Board of Directors (the “Board”) and the People, Culture and Compensation (“PC&C” OR “PCC”) Committee. It is expected that your Start Date will be January 31, 2022, and therefore you will become eligible to participate in the Annual Incentive Program for 2022 performance. You will be eligible for a non-prorated bonus provided your Start Date is January 31, 2022. Your incentive target may be increased from time to time in accordance with normal business practices and in the sole discretion of the PCC.

Equity Awards
On the first trading day of the month immediately following your Start Date (“Grant Date”), you will be granted an equity award (“Equity Award”) having a Grant Date value of $4,500,000. The Grant Date value of the Equity Award will be divided equally, with 50% being granted in the form of a stock option to purchase shares of Alnylam common stock (“New Hire Stock Option Grant”) and 50% being granted in the form of restricted stock units (“New Hire RSU Grant”). The actual number of shares underlying each of the New Hire Stock Option Grant and New Hire RSU Grant will be determined using the closing price of the common stock on the Nasdaq Global Select Market on the Grant Date. The expected value is established at the time the Equity Award is granted and is not guaranteed. Your Equity Award will be subject to the standard terms and conditions of the Company’s 2018 Stock Incentive Plan in effect as of the Grant Date, as may be amended from time to time (the “Plan”). The exercise price of your New Hire Stock Option Grant will be equal to the closing price of the common stock on the Nasdaq Global Select Market on the Grant Date, and it will vest over a four year period with 25% of the award vesting on the first anniversary of the Grant Date and then an additional 6.25% of the award vesting at the end of each three-month period thereafter until the fourth anniversary of the Grant Date, when your New Hire Stock Option Grant will be fully vested. Your New Hire RSU Grant will vest over a period of three years, with one-third vesting on each of the first, second and third anniversary of the Grant Date. Vesting of the Equity Award assumes that you continue to be an eligible Participant (as defined in the Plan) on each vesting date. Commencing with the grants made in 2023 for 2022 performance, you will be eligible to receive annual equity grants in accordance with normal business practices of the PCC for such grants applicable to other senior executive officers.
Change In Control
As a member of Alnylam’s Management Board, you will be entitled to certain benefits in the event that your employment is terminated under certain circumstances within 12 months following a change−in−control (“CIC”) of the Company. Specifically, if you are terminated by the Company without Cause (as defined in your CIC agreement) or if you terminate your employment for Good Reason (as defined in your CIC agreement), in either case, within 12 months following a CIC, you will be entitled to receive (i) a lump sum cash payment equal to one and a half times the sum of: (A) your annual base salary in effect immediately prior to termination (or prior to the CIC, if higher) and (B) your target bonus for the fiscal year in which the CIC occurred; and (ii) if you are participating in our group health plan immediately prior to such termination and elect continuation coverage under COBRA, a monthly cash payment for 18 months (or the expiration of the COBRA continuation period, if earlier) equal to the monthly employer contribution Alnylam would have paid to provide you with health insurance if you had remained employed. In addition, following a CIC and qualifying termination of employment, all of your outstanding unvested stock options and other stock−based awards shall immediately accelerate and become fully exercisable or nonforfeitable. Receipt of these payments and benefits is subject to execution of a general release of claims in favor of the Company. You will be provided with a CIC Agreement for signature on your first day of employment which will detail all of the terms and conditions of your CIC benefits.
Relocation
You will be eligible to participate in the Company’s relocation program to assist you with your move from New York to the Cambridge, Massachusetts area. The relocation benefits and services that are being provided to you are outlined in the U.S. Relocation Summary, enclosed with this letter in accordance with the Company’s U.S. Relocation Policy which may be amended from time to time. The Company may designate a relocation company to provide the relocation services. In the event of a conflict between the terms and conditions contained in this letter, the U.S. Relocation Benefits Summary, or the U.S. Relocation Policy, the U.S. Relocation Policy shall control.
Most relocation expenses will be reported as income to you and subject to individual federal, state and/or local taxes. The Company will provide tax gross-up assistance for any taxable, non-deductible relocation expenses reimbursed to you or paid on your behalf by the Company to help alleviate the tax burden incurred as a result of your move.
In the event that you voluntarily terminate your employment with the Company or you are terminated by the Company for cause, as defined in the Company’s standard Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement (copy attached), within the first twenty-four (24) months from your relocating, you will be required to repay the gross amount of all relocation expenses incurred in connection with your relocation based on the following scale: 0-12 months from the Start Date:

100% of your relocation expenses; 13-24 months from the Start Date: 50% of your relocation expenses. Any such repayment will be required within thirty (30) days following your last day of employment with the Company and you agree that any such repayment amount may be deducted from monies owed to you by the Company, including your last regular paycheck or any discretionary bonus payments due, to the extent permitted by law.
Upon termination of your employment with the Company, your eligibility for relocation benefits and services immediately ceases. Any relocation benefits or services that are underway will be discontinued and any unused benefits or services will be forfeited as of the termination notification date.
You must sign the Relocation Reimbursement Agreement to receive the relocation benefits.
In the event you receive any monies not due to you for any reason, including duplicate payments or payments made in error, you must return these monies immediately upon becoming aware of such overpayment, whether through notice by the Company, its designate or otherwise. You will also be responsible to reimburse the Company for any monies paid to you as a result of any inaccurate, incomplete or fraudulent claim.
Benefits, Indemnification and Termination
As a regular full-time employee, you will be eligible to participate in the Company’s comprehensive benefits program upon hire. Please see the enclosed Benefit Highlights summary for details. The Company retains the right to modify or cancel any benefits programs at any time in its sole discretion.
You will be provided with the Company’s standard Officer Indemnification Agreement for signature on your first day of employment.
While the Company does not have a formal severance plan applicable to termination prior to a CIC, in the event you are terminated by the Company without cause, as defined in the Company’s standard Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement (copy attached), the PCC may consider providing severance in such amount and on such terms as the PCC may determine in its sole discretion.
Contingencies
This offer of employment is contingent upon completion of the Company’s standard employment application, a satisfactory background screening and drug screening, reference check and your agreement to abide by all the terms and conditions of the Company’s standard Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement (copy attached). You will be required to sign the Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement effective as of your Start Date. Until you have received confirmation from Alnylam that all the contingencies described have been met, we advise you not to resign from your current position. Please address any concerns you may have with the Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement prior to your Start Date.
COVID-19 Contingencies
This offer of employment is also contingent upon you being Fully Vaccinated against COVID-19. “Fully Vaccinated” is defined to mean 2 weeks after the injection of one’s second dose in a 2-dose series or 2- weeks after a single dose vaccine of a vaccine that has either been (i) authorized by the FDA via an Emergency Use Authorization; or (ii) fully approved by the FDA. Maintaining one’s vaccination status and compliance with this requirement may require a recommended “booster” or supplemental dose of a vaccine in accordance with Alnylam’s COVID-19 Vaccination Policy, as may be amended from time to time in the Company’s sole discretion. To request a religious or medical exemption please contact askhr@alnylam.com. Requests for a religious or medical exemption and any supporting documentation required by the Company must be received in writing by the Company before this offer expires.
Equity Contingencies
You acknowledge that your receipt of the New Hire Equity Grant set forth in this letter is contingent upon your agreement to the non-competition provisions set forth in the enclosed Employee Nondisclosure,

Noncompetition and Assignment of Intellectual Property Agreement, and that such consideration is fair and reasonable in exchange for your compliance with such non-competition obligations.
Additionally, in accordance with U.S. Immigration and Naturalization laws, our offer of employment is contingent upon your ability to provide proof of your identity and legal authorization to work in the United States. Please refer to the enclosed pre-approved document list and bring the appropriate documents with you on your Start Date.
By signing below, you understand that this offer does not create an express or implied contract of employment for any definite period of time and further agree that there have been no express or implied representations by the Company (or any individual speaking on behalf of the Company) regarding the employment offered, other than as set forth expressly herein or, to the extent applicable, as set forth expressly in the Company’s employment application. By signing below, you also understand that the employment offered is “at will,” meaning that it can be terminated by the Company or you at any time for any reason. You further acknowledge you had at least 10 business days before starting work to review and consider the Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement, and that you had the opportunity to consult with an attorney before accepting this offer and signing the Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement.
By signing below, you represent that your acceptance of employment with the Company does not conflict with any obligations you owe to any third party, and that you will not disclose or make available to the Company or use for the Company’s benefit, any trade secrets or confidential information that is the property of any third party, including without limitation, any former employer, partner, client, customer or supplier. You represent that you have provided the Company with a copy of every agreement that may bear on your employment with the Company, including any noncompetition or employment agreements, and that you will continue to honor any such agreements.
You also acknowledge and agree that the Company’s offer is contingent on a satisfactory background check conducted by a third-party consumer agency and that you will receive information about this process via a separate cover. You understand that you will be required to provide such written consents as may be requested in connection with the background check.
This offer will expire on January 14, 2022.
Sincerely,
Name: Kelley Boucher
Title: Chief Human Resources Officer

I accept the terms and conditions of this offer.
With my signature below I agree to repay the amount relating to the Sign-On Bonus as set forth in this letter and expressly authorize the Company to deduct from my final wages such repayment amount if I voluntarily terminate my employment with the Company or I am terminated by the Company for cause within the time frame specified above.
With my signature below I agree to repay the amount relating to relocation expenses as set forth in this letter and expressly authorize the Company to deduct from my final wages such repayment amount if I voluntarily terminate my employment with the Company or I am terminated by the Company for cause within the time frame specified above.

Acknowledged and agreed:

/s/ Indrani Franchini
Indrani Franchini

Date: 1/14/2022